Exhibit 99.1

Tallgrass Energy Partners Prices Offering of $250 Million of Additional Senior Notes Due 2028

LEAWOOD, Kan.—(BUSINESS WIRE)—Tallgrass Energy Partners, LP (NYSE: TEP) (“TEP”) announced today that it, along with Tallgrass Energy Finance Corp., a subsidiary of TEP, priced a private offering of $250 million aggregate principal amount of their 5.50% Senior Notes due 2028 (the “Additional Notes”). The Additional Notes will be issued at 101.5% of par, plus accrued interest from September 15, 2017. The offering is expected to close on December 11, 2017, subject to customary closing conditions.

The Additional Notes are an additional issue of TEP’s existing 5.50% Senior Notes due 2028 that TEP issued in an aggregate principal amount of $500 million in a private placement on September 15, 2017 (the “Existing Notes”). The Additional Notes will be issued under the same indenture as the Existing Notes, will be treated as a single class of debt securities with the Existing Notes and will have identical terms, other than the issue date and offering price. The Additional Notes issued pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”), initially will be fungible for trading purposes with the existing notes and will trade under the same CUSIP numbers, while the Additional Notes issued pursuant to Regulation S under the Securities Act will not initially trade under the same CUSIP numbers as the Existing Notes. TEP intends to use the net proceeds of the offering to repay outstanding borrowings under its existing senior secured revolving credit facility.

The Additional Notes have not been registered under the Securities Act or any state securities laws. Unless so registered, the Additional Notes may not be offered or sold in the United States except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state securities laws. TEP plans to offer and sell the Additional Notes only to qualified institutional buyers pursuant to Rule 144A under the Securities Act and to non-U.S. persons in transactions outside the United States pursuant to Regulation S under the Securities Act.

This press release is being issued pursuant to Rule 135c under the Securities Act, and is neither an offer to sell nor a solicitation of an offer to buy the Additional Notes or any other securities and shall not constitute an offer to sell or a solicitation of an offer to buy, or a sale of, the Additional Notes or any other securities in any jurisdiction in which such offer, solicitation or sale is unlawful.

About Tallgrass Energy

Tallgrass Energy is a family of companies that includes publicly traded partnerships Tallgrass Energy Partners, LP (NYSE: TEP) and Tallgrass Energy GP, LP (NYSE: TEGP), and privately held Tallgrass Development, LP. Operating across 10 states, Tallgrass is a growth-oriented midstream energy operator with transportation, storage, terminal, water, gathering and processing assets that serve some of the nation’s most prolific crude oil and natural gas basins.

Contacts

Tallgrass Energy

Investor and Financial Inquiries

Nate Lien, 913-928-6012

investor.relations@tallgrassenergylp.com

or

Media and Trade Inquiries

Phyllis Hammond, 303-763-3568

phyllis.hammond@tallgrassenergylp.com